NEWS BULLETIN  RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS RECORD THIRD QUARTER RESULTS;
NET INCOME INCREASES 104 PERCENT AND
EARNINGS PER DILUTED SHARE REACH $0.51;
FISCAL YEAR GUIDANCE RAISED

PEMBROKE PINES, Florida, November 20, 2003. Claire’s Stores, Inc. (NYSE:CLE) today announced results for the third quarter of Fiscal 2004 and provided guidance relating to financial results for the fourth quarter.

      Income from continuing operations for the third quarter of Fiscal 2004, which ended November 1, 2003, increased by 109 percent to a record $25.3 million, or a record $0.51 per diluted share, compared with $12.1 million or $0.25 per diluted share for the same period last year. Net income for the third quarter was identical, increasing 104 percent to reach a record $25.3 million or $0.51 per diluted share, compared to $12.4 million and $0.25 per diluted share for last year’s third quarter. The Fiscal 2004 diluted per share amounts include a one-time benefit of approximately $0.04 attributable to a recently concluded tax examination that was settled more favorably than anticipated.

      For the third quarter of Fiscal 2004, net sales increased 15 percent to $264.2 million, compared with $230.0 million for the same period last year. Same store sales for the third quarter of Fiscal 2004 increased eight percent, on top of an eight percent increase in the third quarter of Fiscal 2003. Quarterly comparable same store sales by brand were as follows:

•	Claire’s North America: positive low teens

•	Claire’s Europe: negative low single digits

•	Icing by Claire’s: positive low teens

      Commenting on third quarter results, Co-Chairman and Co-Chief Executive Officer, Marla Schaefer, said, “Our business has continued to deliver upon the momentum that began building earlier this year. We have experienced strength on many levels. Top line sales and same store sales have been positive. Jewelry continued to outpace accessories, a trend that helps our bottom line due to the higher margins associated with jewelry products. Our ability to gain leverage with respect to rent and rent related charges and careful control of expenses has enabled us to deliver a vastly improved bottom line as well, with income from continuing operations and diluted earnings per share each showing growth in excess of 100 percent. As the holiday season moves into full swing, we believe we are poised to deliver positive results for the fourth quarter as well. “

      Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, offered additional commentary on the third fiscal quarter. “Our performance in North America generated strong same store sales results at both Claire’s North America and Icing by Claire’s. We are particularly pleased with the third quarter improvement at our Icing by Claire’s stores. Increased differentiation of the two store concepts is bringing new vitality to our Icing chain, which caters to a core customer ranging in age from 16-23. Our European stores continue to deliver improved operating results in terms of margins, cash flow and profitability while lagging behind their U.S. counterparts in terms of same store sales growth.”

Year to Date Results

For the first nine months of Fiscal 2004, revenues grew 13 percent to $768.9 million from $679.1 million, while gross profit margins increased by 280 basis points to 52.2 percent versus 49.4 percent. Income from continuing operations increased to $63.0 million or $1.28 per diluted share, from $35.4 million or $0.73 per diluted share, an increase of 78 percent. Same store sales increased seven percent, versus an increase of three percent in the first nine months of Fiscal 2003.

Outlook for the Fourth Quarter of Fiscal 2004 and the Full Fiscal Year

      The Company is providing the following guidance with respect to the fourth quarter.

•	Fourth quarter revenues are estimated at $350 to $354 million, an increase of 9-10 percent.

•	Same store sales are expected to increase by six percent.

•	Gross margins are projected to rise to 57 percent.

•	SG&A as a percentage of sales is projected at 31 percent.

•	Depreciation and amortization is estimated at $10.5 million.

•	The effective tax rate is estimated at approximately 35 percent.

•	Income from continuing operations, before the effect of a retirement package approved for Rowland Schaefer, Chairman Emeritus, is projected to reach $53 to $55 million or $1.09 to $1.12 per share (pre-split diluted EPS).

      For Fiscal 2004 in its entirety, the Company is projecting that pre-split diluted EPS will reach $2.37 to $2.40 per share, versus our last published guidance of $2.05. However, this amount does not include the one-time charge attributable to the retirement package granted to Rowland Schaefer, Chairman Emeritus, which is estimated at $0.11 to $0.14 per pre-split diluted share. The projected amount compares to the $1.59 per diluted share reported for the fiscal year ended February 1, 2003.”

Store Count: End of Third Quarter:

	November 1, 2003	November 1, 2002

Claire’s North America	1,665	1,648
Claire’s Europe	690	628
Icing by Claire’s	494	541
Claire’s Nippon	122	108

Total	2,971	2,925

Stock Split and Quarterly Dividend

On November 4, 2003, the Company announced that its Board of Directors had approved a two-for-one stock split payable on December 19th to holders of record on December 5th. The stock split applies to both its Common Stock and its Class A Common Stock. At the same time, the Board announced that the quarterly dividend payable on the Common Stock and the Class A

Common Stock would remain at its current levels after the stock split. The post-split quarterly dividend payable on the Common Stock will be $0.06 per share and the post-split quarterly dividend payable on the Class A Common Stock will be $0.03 per share. The record and payment dates for the cash dividend are the same as those applying to the stock split. This marks the second dividend increase in Fiscal 2004, following an increase declared in May 2003.

Conference Call Information

The Company will host a conference call for the second quarter of Fiscal 2004 on November 20, 2003, at 10:00 a.m. (EST). The call in number is 312-470-0029 and the password is “Claires.” A replay will be available through November 28, 2003. The replay number is 402-998-0758 and the password is 25247. The conference call is also archived on the Company’s corporate website at http://www.clairestores.com under the link for Financial Information.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s (North America and Europe) and Icing by Claire’s. As of November 1, 2003, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 120 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.).

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, currency fluctuations, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations

Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	November 1, 2003	November 2, 2002

Assets
Current assets:
Cash and cash equivalents	$213,366,000	$130,076,000
Inventory	120,631,000	106,812,000
Prepaid expense and other current assets	44,903,000	44,393,000

Total current assets	378,900,000	281,281,000

Property and equipment:
Land and buildings	18,151,000	18,013,000
Furniture, fixtures & equipment	221,481,000	200,341,000
Leasehold improvements	179,915,000	157,358,000

	419,547,000	375,712,000
Less accumulated depreciation and amortization	(235,628,000)	(200,840,000)

	183,919,000	174,872,000

Intangible assets, net	37,057,000	27,174,000
Goodwill	199,143,000	196,140,000
Other assets	13,221,000	19,730,000

Total Assets	$812,240,000	$699,197,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$41,250,000	$31,088,000
Trade accounts payable	59,216,000	55,412,000
Income taxes payable	6,632,000	—
Accrued expenses	51,641,000	37,308,000

Total current liabilities	158,739,000	123,808,000

Long-term liabilities:
Long-term debt, excluding current portion	58,750,000	100,000,000
Deferred credits	16,911,000	15,473,000
Deferred tax liability	11,440,000	8,459,000

Total long-term liabilities	87,101,000	123,932,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	134,000	141,000
Common stock — par value $0.05 per share	2,315,000	2,303,000
Additional paid-in capital	34,884,000	31,574,000
Other comprehensive income (loss)	14,917,000	(2,986,000)
Retained earnings	514,150,000	420,877,000

	566,400,000	451,909,000

Less treasury stock, at cost (109,882 shares)	—	(452,000)

Total Stockholders’ Equity	566,400,000	451,457,000

Total Liabilities and Stockholders’ Equity	$812,240,000	$699,197,000

CLAIRE’S STORES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED				NINE MONTHS ENDED

	November 1,		November 2,		November 1,		November 2,
	2003		2002		2003		2002

Net sales	$264,146,000	100.0%	$230,043,000	100.0%	$768,850,000	100.0%	$679,143,000	100.0%
Cost of sales, occupancy, and buying expenses	124,934,000	47.3%	114,978,000	50.0%	367,158,000	47.8%	343,868,000	50.6%

Gross Profit	139,212,000	52.7%	115,065,000	50.0%	401,692,000	52.2%	335,275,000	49.4%

Other Expenses:
Selling and general administrative expense	93,851,000	35.5%	86,185,000	37.5%	278,444,000	36.2%	251,547,000	37.0%
Depreciation and amortization	10,208,000	3.9%	9,895,000	4.3%	30,453,000	4.0%	27,991,000	4.1%
Interest expense	591,000	0.2%	1,236,000	0.5%	2,008,000	0.3%	3,464,000	0.5%
Interest and other income	(1,210,000)	(0.5%)	(820,000)	(0.4%)	(3,055,000)	(0.4%)	(2,131,000)	(0.3%)

	103,440,000	39.2%	96,496,000	41.9%	307,850,000	40.0%	280,871,000	41.4%

Income before income taxes	35,772,000	13.5%	18,569,000	8.1%	93,843,000	12.2%	54,403,000	8.0%
Income taxes	10,519,000	4.0%	6,488,000	2.8%	30,844,000	4.0%	18,963,000	2.8%

Income from continuing operations	25,253,000	9.6%	12,081,000	5.3%	62,999,000	8.2%	35,440,000	5.2%

Discontinued operation:
Gain from discontinued operations	—		281,000		—		2,077,000

Net income	$25,253,000	9.6%	$12,362,000	5.4%	$62,999,000	8.2%	$37,517,000	5.5%

Net Income per share:
Income from continuing operations	$0.52		$0.25		$1.29		$0.73
Gain from discontinued operation	—		—		—		0.04

Basic	$0.52		$0.25		$1.29		$0.77

Income from continuing operations	$0.51		$0.25		$1.28		$0.73
Gain from discontinued operation	—		—		—		0.04

Diluted	$0.51		$0.25		$1.28		$0.77

Weighted Average Number of Shares Outstanding:
Basic	48,950,000		48,717,000		48,899,000		48,686,000

Diluted	49,221,000		48,902,000		49,138,000		48,845,000